                                                                     EXHIBIT 2.1



                          PLAN AND AGREEMENT OF MERGER

                                      DATED

                                DECEMBER 24, 1998

                                     BETWEEN

                                    COHR INC.

                                       AND

                           TCF ACQUISITION CORPORATION

                          PLAN AND AGREEMENT OF MERGER


               This is a Plan and Agreement of Merger (the "Agreement") dated as of December 24, 1998 between COHR Inc. (the "Company"), a Delaware corporation, and TCF Acquisition Corporation ("Acquisition"), a Delaware corporation.

                                    ARTICLE 1

                                THE TENDER OFFER

     1.1 The Tender Offer. (a) On the date of this Agreement, Three Cities Fund II L.P. and Three Cities Offshore II C.V. (the "Three Cities Funds") are purchasing from funds managed by Franklin Research, Inc. (the "Franklin Funds") and by Strong Capital Management, Inc. (the "Strong Funds" and, together with the Franklin Funds, the "Funds") substantially all the stock of the Company which the Funds own. Not later than the first business day after the date of this Agreement, Acquisition will make a public announcement of an offer (the "Tender Offer") to purchase any and all the outstanding common stock of the Company ("Common Stock") at a price per share in cash (the "Tender Offer Price") of $5.375. Notwithstanding the foregoing, the Tender Offer Price will be subject to possible increase as provided in subparagraph (d).

          (b) Within five business days after the public announcement of the Tender Offer, Acquisition will file with the Securities and Exchange Commission ("SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Tender Offer (together with any amendments or supplements, the "Schedule 14D-1"), including forms of an offer to purchase, a letter of transmittal and a summary advertisement (the Schedule 14D-1 and the documents included in it by which the Tender Offer will be made, as they may be supplemented or amended, being the "Offer Documents"). Promptly after that, Acquisition will communicate the Tender Offer to the record holders and beneficial owners of the Common Stock. Each of Acquisition and the Company will promptly correct any information provided by it for use in the Offer Documents if and to the extent that information becomes incomplete or inaccurate in any material respect, and Acquisition will supplement or amend the Offer Documents to the extent required by the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules under it, file the amended or supplemented Offer Documents with the SEC and, if required, disseminate the amended Offer Documents to the Company's stockholders. The Company and its counsel will be given a reasonable opportunity to review the Offer Documents and any amendments or supplements to them before they are filed with the SEC or disseminated to the Company's stockholders.

          (c) The day on which the Tender Offer expires (the "Expiration Date") will not be earlier than 20 business days, and (except as provided in subparagraphs (d) and (e)) will not be later than 60 days, after the day on which the Schedule 14D-1 is filed with the SEC.

          (d) If the Company, with the approval of its Board of Directors (the "Board"), requests that Acquisition extend the Expiration Date in order to permit the Company to attempt to settle Sherleigh Associates Inc. Profit Sharing Plan v. Cohr, Inc., et. al. in the United States District Court, Central District of California, 988-3028 JSL (BQRx); Leonard Leeds v. Umesh Malhotra, et. al. in the Superior Court of the State of California, County of Los Angeles, BC 189490; Marcia Zabronsky, et. al. v. Cohr, Inc. et. al. in the United States District Court, Central District of California, Western Division, 98-3493 R
(Ex); Robert Schug v. Paul Chopra, et. al. in the Superior Court of the State of California, County of Los Angeles, BC 190933; Charles Birdu v. Cohr, Inc. et. al in the United States District Court, Central District of California, 98-4177 WMB(AJWx) and any other suits brought by or on behalf of stockholders of the Company relating to the occurrences which are the subject of those five suits (together, the "Stockholder Suits"), Acquisition will extend the Expiration Date to a date designated by the Company which is not more than 120 days after the day on which the Schedule 14D-1 is filed with the SEC, and if, within that 120 day period, all the counsel for the plaintiffs and all the counsel for the defendants in the Stockholder Suits enter into a settlement agreement relating to settlement of all the Stockholder Suits on a basis which will not require the Company to pay (net of any insurance proceeds to which the Company's insurers have agreed in writing) more than a total of $3,000,000 for damages, indemnification of other defendants, fees and expenses of the plaintiffs' counsel, fees and expenses of the defendants' counsel and the Company's other out of pocket expenses, but not including any sum paid by the Company as settlement proceeds or otherwise to Acquisition, to either of the Three Cities Funds or to any other stockholders of Acquisition which are affiliated with the Three Cities Funds, Acquisition will, at the request of the Company made within the 120 day period, further extend the Expiration Date to a date designated by the Company which is not more than 210 days after the day on which the Schedule 14D-1 is filed with the SEC. If, before the day on which the Tender Offer, as extended, expires, the United States District Court, Central District of California, enters an order giving preliminary approval of the settlement agreed to in the relevant settlement agreement, Acquisition will (i) increase the Tender Offer Price by $1.00 per share and (ii) extend the Expiration Date until at least 10 business days after Acquisition publicly announces the increased Tender Offer Price.

          (e) Subject to the conditions to the Tender Offer set forth on Exhibit 1.1-E and the other conditions set forth in this Agreement, Acquisition will, not later than five days after the Expiration Date, accept for payment and pay for all the shares of Common Stock which are properly tendered in response to the Tender Offer and not withdrawn. The obligation of Acquisition to accept for payment and pay for shares which are properly tendered and not withdrawn will not be subject to any conditions other than those set forth on Exhibit 1.1-E. Acquisition will not (i) decrease the Tender Offer Price below that described in subparagraphs (a) and (d), (ii) decrease the number of shares being solicited in the Tender Offer, (iii) change the form of consideration payable in the Tender Offer, (iv) modify or add to the conditions set forth on Exhibit 1.1-E or (v) extend the Expiration Date to a day which is more than 60 days after the day on which the Schedule 14D-1 is filed with the SEC, except that (A) the Expiration Date may be extended as provided in subparagraph
(d), (B) if the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") have not expired or been terminated at least three days before the Expiration Date, the Expiration Date may be extended until 10 business days after the day on which the waiting periods under the HSR Act expire or are terminated, (C) if the Tender Offer is modified to increase the Tender Offer Price or in any other manner permitted by this Agreement, the Expiration Date may be extended until 10 business days after the day on which Acquisition makes a public announcement of the modification,
(D) if anyone other than Acquisition makes a tender offer for Common Stock before the Tender Offer expires, Acquisition may extend the Expiration Date until not more than 10 business days after the other tender offer expires, and
(E) if Acquisition is prevented by an order of a court or other governmental agency from accepting shares which are tendered in response to the Tender Offer, Acquisition may extend the Expiration Date until 10 business days after Acquisition is able to accept shares without violating any order of any court or other governmental agency.

     1.2 Company Action. (a) The Company approves of and consents to the Tender Offer and represents and warrants that the Board has (i) determined that this Agreement and the transactions contemplated by it are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated by it, including the Three Cities Funds' purchase of the stock of the Company which the Funds own, the Tender Offer and the Merger (described in Article 2), and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their shares in response to the Tender Offer, and adopt and approve this Agreement and the Merger. Simultaneously with the execution of this Agreement, each of the directors and executive officers of the Company has agreed to tender and sell his or her shares of Common Stock in response to the Tender Offer, except that directors and executive officers whose sales of their shares in response to the Tender Offer might result in liability under Section 16(b) of the Exchange Act have agreed that if they do not tender and sell their shares in response to the Tender Offer, they will vote their shares in favor of the Merger. Notwithstanding anything contained in this subparagraph (a) or elsewhere in this Agreement, if the Board, based upon written advice from its counsel, determines, in good faith to withdraw, modify or amend the recommendation, because the failure to do so could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law, that withdrawal, modification or amendment will not constitute a breach of this Agreement.

          (b) The Company will file with the SEC, promptly after Acquisition files the Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements, the "Schedule 14D-9") containing the recommendations described in subparagraph (a) and will disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. The Company and Acquisition each agrees to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that information is or becomes incomplete or inaccurate in any material respect and the Company will file any corrected Schedule 14D-9 with the SEC and disseminate the corrected Schedule 14D-9 to the Company's stockholders to the extent required by the Exchange Act or the rules under it.

          (c) In connection with the Tender Offer, the Company will promptly furnish Acquisition with mailing labels, security position listings and any other available listing or computer files containing the names and addresses of the record holders or beneficial owners of shares of Common Stock as of a recent date and the Company will furnish Acquisition with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Acquisition or its representatives may reasonably request in order to communicate the Tender Offer to the record holders and beneficial owners of the Common Stock. Subject to the requirements of applicable law, Acquisition will hold in confidence the information contained in any such labels, listings or files, and will use that information only in connection with the Tender Offer and the Merger. If this Agreement is terminated, Acquisition will return to the Company the originals and all copies of that information which are in Acquisition's possession.

                                   ARTICLE 2

                                   THE MERGER

     2.1 Agreement to Effect Merger. If (a) the number of shares which are owned by Acquisition, the Three Cities Funds and any other stockholders of Acquisition after Acquisition purchases all the shares which are properly tendered in response to the Tender Offer and not withdrawn, totals at least 85% of all the Common Stock which is outstanding on the Expiration Date, and (b) the conditions to the Merger set forth in Paragraph 6.2 are satisfied or waived, Acquisition will take all steps in its power, including voting, and causing its affiliates to vote, all the Common Stock beneficially owned by any of them in favor of adoption of this Agreement and approval of the Merger, to cause Acquisition to be merged into the Company (the "Merger") on the terms and with the effects set forth in Paragraphs 2.2 through 2.8.

     2.2 The Merger. In the Merger, Acquisition will be merged into the Company, which will be the surviving corporation of the Merger (the "Surviving Corporation"). Except as specifically provided in this Agreement, when the Merger becomes effective, (i) the real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises of the Company will continue unaffected and unimpaired by the Merger, (ii) the separate existence of Acquisition will terminate, and Acquisition's real and personal property, other assets, rights, privileges, immunities, powers, purposes and franchises will be merged into the

Surviving Corporation, and (iii) the Merger will have the other effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL").

     2.3 Certificate of Incorporation. From the Effective Time (described in Paragraph 3.3) until subsequently amended (subject to Paragraph 9.1), the Certificate of Incorporation of Acquisition immediately before the Effective Time will be the Certificate of Incorporation of the Surviving Corporation, and that Certificate of Incorporation, separate and apart from this Agreement, may be certified as the Certificate of Incorporation of the Surviving Corporation.

     2.4 By-Laws. At the Effective Time, the By-Laws of Acquisition immediately before the Effective Time will be the By-Laws of the Surviving Corporation, until they are altered, amended or repealed (subject to Paragraph 9.1).

     2.5 Directors. The directors of Acquisition immediately before the Effective Time will be the directors of the Surviving Corporation after the Effective Time and will hold office in accordance with the By-Laws of the Surviving Corporation for the respective terms shown on Exhibit 2.5.

     2.6 Officers. The officers of the Company immediately before the Effective Time will be the officers of the Surviving Corporation after the Effective Time and will hold office at the pleasure of the Board of Directors of the Surviving Corporation.

     2.7 Stock of the Company. (a) Except as provided in subparagraph (b), at the Effective Time each share of Common Stock which is outstanding immediately before the Effective Time will be converted into and become the right to receive a sum in cash equal to the Tender Offer Price (the "Merger Price").

          (b) Each share of Common Stock held in the treasury of the Company, and each share of Common Stock held by Acquisition or by any direct or indirect subsidiary of the

Company, immediately before the Effective Time will, at the Effective Time, be cancelled and cease to exist and no payment will be made with respect to any of those shares.

     2.8 Stock of Acquisition. At the Effective Time, each share of common stock, par value $1.00 per share, of Acquisition ("Acquisition common stock") which is outstanding immediately before the Effective Time will be converted into and become one share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock"). At the Effective Time, a certificate which represented Acquisition common stock will automatically become and be a certificate representing the number of shares of Surviving Corporation Common Stock into which the Acquisition common stock represented by the certificate was converted.

     2.9 Stockholders Meeting. If the conditions described in clauses (a) and
(b) of Paragraph 2.1 are satisfied, and if approval by the Company's stockholders is required by applicable law in order to consummate the Merger, the Company will:

          (a) hold a special meeting of its stockholders as soon as practicable following the Expiration Date for the purpose of adopting this Agreement and approving the Merger (the "Stockholders Meeting");

          (b) as promptly as practicable after the Expiration Date, (i) file with the SEC a proxy statement (the "Proxy Statement") and other proxy soliciting materials relating to the Stockholders Meeting, (ii) respond promptly to any comments made by the staff of the SEC with respect to the Proxy Statement or other proxy soliciting materials, (iii) cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the Expiration Date, and (iv) in all other respects, use its best efforts to cause its stockholders to adopt this Agreement and approve the Merger; and

          (c) include in the Proxy Statement the recommendation of the Board that the stockholders of the Company vote in favor of the adoption of this Agreement and approve the Merger, unless the Board, based upon written advice from its counsel, determines in good faith that the failure to amend or withdraw that recommendation could reasonably be expected to be a breach of the directors' fiduciary duties under applicable law.

     2.10 Voting by Acquisition. Until (a) the earlier of the Expiration Time or such time as this Agreement is terminated and (b) if the conditions described in clauses (a) and (b) of Paragraph 2.1 are satisfied, the earlier of the Effective Time or such time as this Agreement is terminated, (i) Acquisition will not, and Acquisition will cause the Three Cities Funds not to, dispose of any of stock of the Company (except to a parent or subsidiary of Acquisition which agrees to be bound by Paragraph 2.1 and this Paragraph) and (ii) Acquisition will, and Acquisition will cause the Three Cities Funds to, vote all shares of Common Stock which Acquisition or the Three Cities Funds own or otherwise have the power to vote as required by Paragraph 2.1.

     2.11 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Common Stock that is outstanding immediately prior to the Effective Time which is held by stockholders who have complied with Section 262 of the DGCL (including making a timely demand for appraisal and not voting in favor of or consenting to the Merger) will not be converted into the right to receive the Merger Price. Instead, if the Merger takes place, the Surviving Corporation will pay the holders of those shares the fair value of the shares determined as provided in Section 262 of the DGCL. Shares held by stockholders who fail to perfect, or who otherwise properly withdraw or lose, their rights to receive the fair value of their shares determined under Section 262 of the DGCL will be deemed to have been converted, at the later of the Effective Time or the time they withdraw or lose their rights to receive the fair value of their shares, into the right to receive the Merger Price, without any interest.

          (b) The Company will promptly give Acquisition (i) notice of any demands for appraisal received by the Company, any withdrawals of any such demands, and any other instruments served pursuant to Section 262 of the DGCL which the Company receives and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Acquisition, make any payment with respect to any demands for payment of the fair value of shares or offer to settle or settle any such demands.

     2.12 Payment for Shares. (a) Prior to the Effective Time, Acquisition will designate a bank or trust company to act as Paying Agent in connection with the Merger (the "Paying Agent"). At, or immediately before, the Effective Time, Acquisition will provide the Paying Agent with the funds necessary to make the payments contemplated by Paragraph 2.7. Until used for that purpose, the funds will be invested by the Paying Agent, as directed by Acquisition, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services Inc. or Standard & Poors' Corporation, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating more than $200 million (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise).

          (a) Promptly after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each person who was a record holder of Common Stock at the Effective Time, a form of letter of transmittal for use in effecting the surrender of stock certificates representing Common Stock ("Certificates") in order to receive payment of the Merger Price. When the Paying Agent receives a Certificate, together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent will pay to the holder of the Certificate, or as otherwise directed in the letter of transmittal, the Merger Price with regard to the shares represented by the Certificate, and the Certificate will be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of Certificates. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, the surrendered Certificate must be properly endorsed or otherwise be in proper form for transfer, and the person who surrenders the Certificate must provide funds for payment of any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the tax has been paid. After the Effective Time, a Certificate which has not been surrendered will represent only the right to receive the Merger Price, without any interest.

          (c) If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will accept an affidavit and indemnification reasonably satisfactory to it instead of the Certificate.

          (d) At any time which is more than six months after the Effective Time, the Surviving Corporation may require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and have not been disbursed to holders of shares of Common Stock (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, former stockholders of the Company must look to the Surviving Corporation for payment of the Merger Price upon surrender of the Certificates held by them. Neither the Surviving Corporation nor the Paying Agent will be liable to any former stockholder of the Company for any Merger consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar law.

          (e) After the Effective Time, the Surviving Corporation will not record any transfers of shares of Common Stock on the stock transfer books of the Company or the Surviving Corporation, and the stock ledger of the Company will be closed. If, after the Effective Time, Certificates are presented for transfer, they will be cancelled and treated as having been surrendered for the Merger Price.

     2.13 Options and Warrants. At the Effective Time, each option or warrant issued by the Company which is outstanding at that time will become the right to receive a sum in cash equal to (a) the amount, if any, by which the Merger Price exceeds the per share exercise price of the option or warrant, times (b) the number of shares of Common Stock issuable upon exercise of the option or warrant in full. In order to receive the amount to which a holder of an option or warrant is entitled under this Paragraph, the holder must deliver to the Company
(i) any certificate or option agreement relating to the option or warrant and
(ii) a document in which the holder acknowledges that the payment the holder is receiving is in full satisfaction of any rights the holder may have under or with regard to the option or warrant.

                                   ARTICLE 3

                            EFFECTIVE TIME OF MERGER

     3.1 Date of the Merger. The day on which the Merger is to take place (the "Merger Date") will be (a) the day on which the Merger is approved by the holders of a majority of the outstanding shares of Common Stock or (b) if stockholder approval of the Merger is not required by applicable law or by the rules of the Nasdaq National Market (if they are applicable), a day designated by Acquisition which will be not later than 10 days after the Expiration Date. The Merger Date may be changed with the consent of the Company and Acquisition.

     3.2 Execution of Certificate of Merger. Not later than 3:00 P.M. on the day before the Merger Date, (a) Acquisition and the Company will each execute a certificate of merger (the

"Certificate of Merger") substantially in the form of Exhibit 3.2 and deliver it to Rogers & Wells for filing with the Secretary of State of Delaware. Rogers & Wells will be instructed that, if it is notified on the Merger Date that all the conditions in Article VI have been fulfilled or waived, it is to cause the Certificate of Merger to be filed with the Secretary of State of Delaware on the Merger Date or as soon after that date as is practicable.

     3.3 Effective Time of the Merger. The Merger will become effective at 11:59 P.M. on the day when the Certificate of Merger is filed with the Secretary of State of Delaware (that being the "Effective Time").

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of Acquisition. Acquisition represents and warrants to the Company as follows:

          (a) Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) Acquisition has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize Acquisition to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by Acquisition and is a valid and binding agreement of Acquisition, enforceable against Acquisition in accordance with its terms.

          (c) Neither the execution or delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this

Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Certificate of Incorporation or by-laws of Acquisition, any agreement or instrument to which Acquisition or any subsidiary of Acquisition is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over Acquisition or any of its subsidiaries, except violations or breaches of, or defaults under, agreements or instruments which would not have a Material Adverse Effect on any of the Company, Acquisition or either of the Three Cities Funds.

          (d) No governmental filings, authorizations, approvals or consents, or other governmental action, other than the termination or expiration of waiting periods under the HSR Act, if any, are required to permit Acquisition to fulfill all its obligations under this Agreement.

          (e) Acquisition was formed solely for the purpose of engaging in the transaction contemplated by this Agreement. Acquisition has not, and on the Effective Date will not have, engaged in any activities or incurred, directly or indirectly, any obligations or liabilities, except the activities relating to or contemplated by this Agreement and obligations or liabilities incurred in connection with those activities and with the transactions contemplated by this Agreement.

          (f) Neither the Offer Documents nor any information supplied by Acquisition for inclusion in the Schedule 14D-9 will, at the respective times the Schedule 14D-1 and the Schedule 14D-9 are filed with the SEC and first published, sent or given to the Company's stockholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the date the Proxy Statement is mailed to the Company's stockholders and on the date of the Stockholders Meeting, none of the information supplied by Acquisition for inclusion in the

Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders Meeting or the solicitation of proxies to be used at the Stockholders Meeting. However, Acquisition does not make any representations or warranties with respect to information supplied by the Company or any of its affiliates or representatives for inclusion in the Offering Documents, or with respect to the Schedule 14D-9 or the Proxy Statement (except to the extent of information supplied by Acquisition for inclusion in the Schedule 14D-9 or the Proxy Statement). The Offering Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules under it.

          (g) At the date of this Agreement, Acquisition is wholly owned by the Three Cities Funds. The Three Cities Funds have, or have arranged equity investments or loans which will provide, sufficient funds to enable Acquisition to purchase and pay for in a timely manner all the Common Stock which is tendered in response to the Tender Offer and enable Acquisition to fulfill in a timely manner all of its other obligations under this Agreement.

          (h) At the date of this Agreement, neither Acquisition nor either of the Three Cities Funds is the subject of any suit or governmental proceeding which seeks to prevent Acquisition from completing the transactions which are the subject of this Agreement, nor, to the best of Acquisition's knowledge, has any such suit or proceeding been threatened.

          (i) Prior to purchasing Common Stock from either of the Funds, the Three Cities Funds disclosed to the Funds the principal terms of this Agreement, including the terms relating to the amount of the Tender Offer Price and the amount of the Merger Price.

          (j) In connection with the purchase of Common Stock from the Funds, the Three Cities Funds will obtain from the Funds assignments of (i) all claims the Funds have or may have as purchasers or holders of Common Stock against the Company, any directors, officers, agents or employees of, or underwriters, accountants or attorneys for, the Company or any other persons arising out of or relating to disclosure, or omissions to disclosure, by the Company relating to its or its subsidiaries' business, operating results, financial condition or prospects or to any other subjects, (ii) all rights arising out of or resulting from those claims or the subject matter of those claims, and (iii) all rights to payments, and all other rights which they have or to which they in the future become entitled as the holders of those claims (including all the claims and rights the Funds may have as members of any class or alleged class of plaintiffs, or otherwise as stockholders of the Company during the relevant time period, in the Stockholder Suits).

          (k) In acquiring claims and rights relating to the Stockholder Suits, the Three Cities Funds were at all times advised by competent counsel of their own choosing, and they have not been represented by anyone who is a counsel for any of the plaintiffs in any of the Stockholder Suits.

     4.2 Representations and Warranties of the Company. The Company represents and warrants to Acquisition as follows:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) The Company has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Company to enter into this Agreement and carry out the transactions contemplated by it, other than adoption of this Agreement by the stockholders of the Company, have been taken. This Agreement has been duly executed by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Certificate of Incorporation or By-Laws of the Company, any agreement or instrument to which the Company or any subsidiary of the Company is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Company or any of its subsidiaries except violations or breaches of, or defaults under, agreements or instruments which would not have a Material Adverse Effect on any of the Company, Acquisition or either of the Three Cities Funds.

          (d) Except as shown on Exhibit 4.2-D, no governmental filings, authorizations, approvals, or consents, or other governmental action, other than the expiration or termination of waiting periods under the HSR Act, if any, are required to permit the Company to fulfill all its obligations under this Agreement.

          (e) Effective concurrently with the execution of this Agreement, the Board has approved increasing in the number of members constituting the entire Board to ten and has elected J. William Uhrig and Wm. Robert Wright III to fill the resulting two vacancies on the Board.

          (f) The Company and each of its subsidiaries is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a Material Adverse
Effect upon the Company. As used in this Agreement, the term "Material Adverse Effect" upon a company means a material adverse effect upon (i) the consolidated financial position of that company and its subsidiaries taken as a whole, or
(ii) the consolidated results of operations of that company and its subsidiaries taken as a whole compared with the consolidated results of their operations during the same period of the prior year. For the purposes of the definition of Material Adverse Effect, (x) an adverse change in financial condition will be material if it is a material reduction of working capital, tangible net worth or net asset value, and (y) an adverse change in results of operations will be material if it is a material reduction in total revenues, net income before income taxes or net income.

          (g) The only authorized stock of the Company is 20,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share. At the date of this Agreement, the only outstanding stock of the Company is 6,433,189 shares of Common Stock. All those shares have been duly authorized and issued and are fully paid and non-assessable. Except as shown on Exhibit 4.2-G, the Company has not issued any options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to issue or sell any of its stock. The Company, with the approval of the Board, has amended the Rights Agreement (the "Rights Agreement") dated November 23, 1998 between the Company and ChaseMellon Shareholder Services LLC, to exclude the Three Cities Funds and Acquisition from the definition of "Acquiring Person" in the Rights Agreement. As a result of that amendment, neither the purchase of Common Stock by the Three Cities Funds from the Funds nor any of the transactions contemplated by this Agreement will result in there being a Distribution Date under the Rights Agreement or otherwise entitle anyone to exercise Rights under the Rights Agreement.

          (h) Except as shown on Exhibit 4.2-G or 4.2-H, (i) each of the corporations and other entities of which the Company owns directly or indirectly 50% or more of the equity (each corporation or other entity of which a company owns directly or indirectly 50% or more of the equity being a "subsidiary" of that company) has been duly organized, and is validly existing and in good standing under the laws of its state of incorporation, (ii) all outstanding shares of stock of the Company's subsidiaries owned by the Company or any of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights, and (iii) neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to issue or sell any of its stock or other equity interests, and, there are no registration covenants or transfer or voting restrictions with respect to outstanding securities of any of the Company's subsidiaries.

          (i) Since February 16, 1996, the Company has filed with the SEC all forms, statements, reports and documents it has been required to file under the Securities Act of 1993, as amended, the Exchange Act or the rules under them.

          (j) The Company's Annual Report on Form 10-K for the year ended March 31, 1998 (the "1998 10-K") and its Report on Form 10-Q for the period ended September 30, 1998 (the "September 10-Q") which were filed with the Securities and Exchange Commission, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Without limiting what is said in the preceding sentence, the financial statements included in the 1998 10-K all were prepared, and the financial information included in the

September 10-Q was derived from financial statements which were prepared, in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except that financial information included in the September 10-Q does not contain notes and is subject to normal year end adjustments) and presented fairly the consolidated financial condition and the consolidated results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate. The Company has not filed any reports with the Securities and Exchange Commission with regard to any period which ended, or any event which occurred, after September 30, 1998, except a Form 8-A which the Company filed on November 25, 1998 and a Form 8-K which the Company filed on December 21, 1998.

          (k) Between September 30, 1998 and the date of this Agreement, (i) the Company and its subsidiaries have conducted their businesses in the ordinary course and in the same manner in which they were conducted prior to September 30, 1998, and (ii) nothing has occurred which, individually or in aggregate, has had a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

          (l) The assets of the Company and its subsidiaries at the date of this Agreement constitute, in the aggregate, all the assets (including, but not limited to, intellectual property rights) used in or necessary to the conduct of their businesses as they are being conducted at the date of this Agreement.

          (m) The Company and it subsidiaries have at all times prior to the date of this Agreement complied, and at the date of this Agreement are complying, with all applicable Federal, state, local and foreign laws and regulations, except failures to comply which would not reasonably be expected, in the aggregate, to have a Material Averse Effect on the Company.

          (n) At the date of this Agreement, the Company and each of its subsidiaries has all licenses and permits which are required at the date of this Agreement to enable them to conduct their businesses as they currently are being conducted, except licenses or permits the lack of which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company.

          (o) The Company and each of its subsidiaries has filed when due all Tax Returns which it has been required to file and has paid all Taxes shown on those returns to be due. Those Tax Returns accurately reflect all Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against in accordance with GAAP on the balance sheet at September 30, 1998 included in the September 10-Q. Except as shown on Exhibit 4.2-O, (i) no extension of time given by the Company or any of its subsidiaries for completion of the audit of any of its Tax Returns is in effect, (ii) no tax lien has been filed by any taxing authority against the Company or any of its subsidiaries or any of their assets, (iii) no Federal, state or local audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to the Company or any of its subsidiaries, (iv) neither the Company nor any subsidiary is a party to any agreement providing for the allocation or sharing of Taxes, (v) neither the Company nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Internal Revenue Code of 1986, as amended (the "Code") and (vi) neither the Company nor any subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any subsidiary. For the purposes of this Agreement, the term "Taxes" means all taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest or penalties. For the purposes of this Agreement, the term "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

          (p) Except as shown on Exhibit 4.2-P, neither the Company nor any subsidiary has received any notice of material non-compliance or material liability under any Federal, state or local environmental laws or regulations relating to real property owned or leased by the Company or by a subsidiary.

          (q) Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offering Documents will, at the respective times the Schedule 14D-9 and the Schedule 14D-1 are filed with the SEC and first published, sent or given to the Company's stockholders, contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the day the Proxy Statement is mailed to the Company's stockholders and on the day of the Stockholders Meeting, the Proxy Statement will not contain a false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the Stockholders Meeting or the solicitation of proxies to be used at the Stockholders Meeting. However, the Company does not make any representations or warranties with respect to information supplied by Acquisition or any of its affiliates or representatives for inclusion in the Schedule 14D-9 or the Proxy Statement, or with respect to the Offering Documents (except to the extent of information supplied by the Company for inclusion in the Offering Documents). The Schedule 14D-9 and Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules under it.

     4.3 Termination of Representations and Warranties. The representations and warranties in Paragraphs 4.1, 4.2 and 8.1 will terminate at the Expiration Date, and neither the Company nor Acquisition, nor any of their respective stockholders, will have any rights or claims as a result of any of those representations or warranties after the Expiration Date.

                                   ARTICLE 5

                           ACTIONS PRIOR TO THE MERGER

     5.1 Activities Until Effective Time. From the date of this Agreement to the Effective Time, except as described on Exhibit 5.1, the Company will, and will cause each of its subsidiaries to, except with the written consent of Acquisition and the Company:

          (a) Operate its business in the ordinary course and in a manner consistent with the manner in which it is being operated at the date of this Agreement.

          (b) Take all reasonable steps available to it to maintain the goodwill of its business and, except as otherwise requested by Acquisition, the continued employment of its executives and other employees.

          (c) At its expense, maintain all its assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

          (d) Not make any borrowings other than borrowings in the ordinary course of business under working capital lines which are disclosed in the notes to the consolidated balance sheet at March 31, 1998 included in the 1998 10-K or the consolidated balance sheet at September 30, 1998 included in the September 10-Q.

          (e) Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business.

          (f) Not redeem or purchase any of its stock and not declare or pay any dividends, or make any other distributions or repayments of debt to its stockholders (other than payments by subsidiaries of the Company to the Company or to other wholly owned subsidiaries of the Company).

          (g) Not make any loans or advances (other than advances for travel and other normal business expenses) to stockholders, directors, officers or employees.

          (h) Maintain its books of account and records in the usual manner, in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals.

          (i) Comply in all material respects with all applicable laws and regulations of governmental agencies.

          (j) Not sell, dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business.

          (k) Not enter into or amend any employment, severance or similar agreements or arrangements, or increase the salaries of any employees, other than through normal annual merit increases averaging not more than 10%.

          (l) Not adopt, become an employer with regard to, or amend any employee compensation, employee benefit or post-employment benefit plan.

          (m) Not amend its certificate of incorporation or by-laws.

          (n) Not (i) issue or sell any of its stock (except upon exercise of options which are outstanding on the date of this Agreement) or any options, warrants or convertible or exchangeable securities or (ii) split, combine, or reclassify its outstanding stock.

          (o) Not authorize or enter into any agreement to take any of the actions referred to in subparagraphs (a ) through (n) above.

     5.2 HSR Act Filings. The Company and Acquisition will each make as promptly as practicable the filing it is required to make under the HSR Act with regard to the transactions which are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Company and Acquisition will each provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act.

     5.3 Proxy Statements and Stockholders' Meetings

          (a) If the conditions in clauses (a) and (b) of Paragraph 2.1 are satisfied and stockholder approval of the Merger is required by applicable law or by rules of the Nasdaq National Market (if they are applicable), the Company will (i) file the Proxy Statement with the SEC as promptly as practicable after the Expiration Date, (ii) use its best efforts to cause review of the Proxy Statement by the SEC staff to be completed as promptly as practicable, (iii) recommend to its stockholders that they vote in favor of the Merger and permit that recommendation to be described in the Proxy Statement, (iv) as promptly as practicable, and in any event within 10 days after the Company is informed that the SEC staff has no further comments about the Proxy Statement, cause the Proxy Statement to be mailed to its stockholders and (v) cause the Stockholders Meeting to be held not later than the 30th day after the day on which the Proxy Statement is mailed.

          (b) Acquisition will (i) supply to the Company all information in Acquisition's possession, including any required financial statements of Acquisition, which the Company is required to include in the Proxy Statement and in all other respects cooperate with the Company in its efforts to file the Proxy Statement with the SEC and cause review of the Proxy Statement to be completed as promptly as practicable after it is filed with the SEC.

     5.4 No Solicitation of Offers; Notice of Proposals from Others. (a) The Company will not, and will not authorize or permit its or any of its subsidiaries' officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by it or by any of its subsidiaries) directly or indirectly to initiate, solicit, encourage or otherwise facilitate any inquiry or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase of or tender offer for, all or any significant portion of the Company's equity securities or any significant portion of the assets of the Company and its subsidiaries on a consolidated basis (each of these being an "Acquisition Proposal").

          (b) Subparagraph (a) will not prevent the Company from, in response to an Acquisition Proposal which the Company receives despite complying with subparagraph (a) and which the Company's Board determines, in good faith after consultation with its independent financial advisor, would result (if consummated in accordance with its terms) in a transaction which (i) would result in the Company's stockholders' receiving cash consideration which is substantially greater than the Tender Offer Price and (ii) would be more favorable to the Company's stockholders than the Tender Offer and the Merger, furnishing non-public information to the person, entity or group (the "Potential Acquiror") which makes the Acquisition Proposal and entering into discussions and negotiations with the Potential Acquiror.

          (c) If the Company receives an Acquisition Proposal, or the Company learns that someone other than Acquisition is contemplating soliciting tenders of Common Stock or otherwise proposes to acquire the Company or its Common Stock if the Company's stockholders do not tender their Common Stock to Acquisition or do not approve the Merger, the Company will promptly notify Acquisition of that fact and provide Acquisition with all information in the Company's possession which Acquisition reasonably requests regarding the Acquisition Proposal, solicitation of tenders or other proposed transaction, and the Company will promptly, from time to time, provide Acquisition with any additional information the Company obtains regarding the Acquisition Proposal, the solicitation of tenders or the other proposed transaction.

     5.5 Acquisition's Efforts to Fulfill Conditions. Acquisition will use its best efforts to cause all the conditions set forth in Paragraph 6.1 to be fulfilled on or before the Merger Date.

     5.6 Company's Efforts to Fulfill Conditions. The Company will use its best efforts to cause all the conditions set forth in Paragraph 6.2 to be fulfilled on or before the Merger Date.

                                   ARTICLE 6

                         CONDITIONS PRECEDENT TO MERGER

     6.1 Conditions to the Company's Obligations. The obligations of the Company to complete the Merger are subject to satisfaction of the following conditions (any or all of which may be waived by the Company):

          (a) The representations and warranties of Acquisition contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects on the Merger Date with the same effect as though made on that date (except that representations or warranties which related expressly to a specified date or a specified period need only to have been true and correct with regard to the specified date or period), and Acquisition will have delivered to the Company a certificate dated that date and signed by the President or a Vice President of Acquisition to that effect.

          (b) Acquisition will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Merger Date.

          (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Company from completing the transactions which are the subject of this Agreement

          (d) If stockholder approval of the Merger is required by applicable law or by the rules of the Nasdaq National Market (if they are applicable), the Merger will have been approved by the holders of a majority of the outstanding shares of Common Stock.

     6.2 Conditions to Acquisition's Obligations. The obligations of Acquisition to complete the Merger are subject to the following conditions (any or all of which may be waived by Acquisition):

          (a) The representations and warranties of the Company contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects on the Merger Date with the same effect as though made on that date (except that representations or warranties which related expressly as of a specified date or a specified period need only to have been true and correct with regard to the specified date or period), and the Company will have delivered to Acquisition a certificate dated that date and signed by the President or a Vice President of the Company to that effect.

          (b) The Company will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled on or before the Merger Date.

          (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains Acquisition from completing the transactions which are the subject of this Agreement and no action will be pending against the

Company or Acquisition relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages against the Company or Acquisition which would be material after the Merger to the Company and its subsidiaries taken as a whole.

          (d) J. William Uhrig and Wm. Robert Wright III (or replacements designated by Acquisition) will have been members of the Board at all times since this Agreement was signed by the Company and by Acquisition.

          (e) If stockholder approval of the Merger is required by applicable law or by the rules of the Nasdaq National Market (if they are applicable), the Merger will have been approved by the holders of at least a majority of the outstanding shares of Common Stock.

          (f) If stockholder approval of the Merger is required by applicable law or by the rules of the Nasdaq National Market (if they are applicable), the Effective Time will occur not later than 120 days after the Expiration Time, unless the Effective Time is delayed until after then because of actions of Acquisition or its affiliates (other than the Company and its subsidiaries) or because of Acquisition's failure to fulfill obligations under this Agreement.

                                   ARTICLE 7

                                   TERMINATION

     7.1 Right to Terminate. This Agreement may be terminated at any time prior to the Effective Time (whether or not the Company's stockholders have approved the Merger):

          (a) By mutual consent of the Company and Acquisition.

          (b) By Acquisition if the condition in Paragraph 6.2(f) is not fulfilled.

          (c) By the Company if (i) it is determined that any of the representations or warranties of Acquisition contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or
(ii) any of the conditions in Paragraph 6.1 is not satisfied or waived by the Company on or before the Merger Date.

          (d) By Acquisition if (i) it is determined that any of the representations or warranties of the Company contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement or
(ii) any of the conditions in Paragraph 6.2 is not satisfied or waived by Acquisition on or before the Merger Date.

          (e) By the Company if (i) it receives a Superior Proposal within 20 business days after the Schedule 14D-1 is filed with the SEC, (ii) within 10 business days after the Company receives the Superior Proposal, the Company's Board of Directors resolves to accept the Superior Proposal unless Acquisition will increase the Tender Offer Price to an amount at least as great as the amount of cash per shares the Company's stockholders would receive as a result of the Superior Proposal, and (iii) the Company has given Acquisition at least 10 business days' prior notice (A) of the terms of the Superior Proposal (including the amount of cash per share the Company's stockholders would receive as a result of the Superior Proposal), and (B) that unless Acquisition increases the Tender Offer Price to an amount at least as great as the cash per share the Company's stockholders would receive as a result of the Superior Proposal, this Agreement will terminate on a day specified in the notice, which will be after the expiration of the 10 business day period, (iv) Acquisition does not, by the termination date specified in the notice, increase the Tender Offer Price to an amount at least as great as the cash per share the Company's stockholders will receive as a result of the Superior Proposal, as set forth in the notice, and
(v) the Company has (x) paid Acquisition $1,720,000 (y) reimbursed Acquisition for all the expenses related to the transactions which are the subject of this Agreement which Acquisition or its affiliates (including the Three Cities Funds) incurred after December 17, 1998

(including fees and expenses of lawyers and accountants for work performed after December 17, 1998) regarding which Acquisition has presented reasonable documentation to the Company, and (z) agreed in writing to reimburse Acquisition for all expenses of the type described in clause (y) for which Acquisition has not been reimbursed for which Acquisition subsequently presents the Company reasonable documentation (up to a total reimbursement of expenses under clauses
(y) and (z) not exceeding $200,000). A "Superior Proposal" is an all cash Acquisition Proposal which (x) would result in the Company's stockholders' receiving cash consideration which is substantially greater than the Tender Offer Price, (y) is not subject to a financing contingency and is from a Proposed Acquiror which the Board determines in good faith after consultation with its independent financial advisor has the financial resources necessary to carry out the transaction and (z) the Board determines in good faith after consultation with its independent financial advisor to be more favorable to the Company's stockholders than the Tender Offer and the Merger. A notice that this Agreement will terminate given pursuant to clause (iii) of the first sentence of this subparagraph will be irrevocable (unless Acquisition consents in writing to its being withdrawn by the Company) and will result in this Agreement's terminating on the later of the date specified in the notice or the date the Company makes the payments and provides the agreement described in clause (v) of the first sentence of this subparagraph. When the Company delivers a notice pursuant to clause (iii) of the first sentence of this subparagraph, Acquisition's obligations under Paragraphs 5.2 and 5.3 will terminate.

          (f) By the Company if (i) within 20 business days after the Schedule 14D-1 is filed with the SEC, a Potential Acquiror commences an all cash tender offer for any and all the outstanding shares of the Company's Common Stock for cash consideration which is substantially greater than the Tender Offer Price,
(ii) the Board determines in good faith after consultation with its independent financial advisor that the Potential Acquiror's tender offer constitutes a Superior Proposal and resolves to recommend to the Company's stockholders that they tender their shares in response to that Superior Proposal, (iii) the Company has given Acquisition at least 10 business days' prior notice (A) of the terms of the tender offer which is a Superior Proposal, and (B) that, unless Acquisition increases the Tender Offer Price to an amount at least as great as the cash consideration offered in the tender offer which is a Superior Proposal, this Agreement will terminate on a date specified in the notice, which will be after the expiration of the 10 business day period, (iv) Acquisition does not, by the termination date specified in the notice, increase the Tender Offer Price to an amount at least as great as the cash consideration offered in the tender offer which is a Superior Proposal, and (v) the Company has (x) paid Acquisition $1,720,000, (y) reimbursed Acquisition for all the expenses related to the transactions which are the subject of this Agreement which Acquisition or its affiliates (including the Three Cities Funds) incurred after December 17, 1998 (including fees and expenses of lawyers and accountants for work performed after December 17, 1998) regarding which Acquisition has presented reasonable documentation to the Company and (z) agreed in writing to reimburse Acquisition for all expenses of the type described in clause (y) for which Acquisition has not been reimbursed for which Acquisition subsequently presents the Company reasonable documentation (up to a total reimbursement of expenses under clauses (y) and (z) not exceeding $200,000). A notice that this Agreement will terminate given pursuant to clause (iii) of the first sentence of this subparagraph will be irrevocable (unless Acquisition consents in writing to its being withdrawn by the Company) and will result in this Agreement's terminating on the later of the date specified in the notice or the date the Company makes the payments and provides the agreement described in clause (v) of the first sentence of this subparagraph. When the Company delivers a notice of intention to terminate pursuant to this Paragraph, Acquisition's obligations under Paragraphs 5.2 and 5.3 will terminate.

     7.2 Manner of Terminating Agreement If at any time the Company has the right under Paragraph 7.1 to terminate this Agreement, it can terminate this Agreement by a notice to the other of them that it is terminating this Agreement.

     7.3 Effect of Termination. If this Agreement is terminated pursuant to Paragraph 7.1, after this Agreement is terminated, neither party will have any further rights or obligations under this Agreement other than the Company's obligations under the agreement to reimburse expenses described in paragraph 7.2 and Acquisition's obligations under Paragraphs 9.1, 9.2 and 9.4. Nothing contained in this Paragraph will, however, relieve either party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

                                   ARTICLE 8

                               ABSENCE OF BROKERS

     8.1 Representations and Warranties Regarding Brokers and Others. The Company and Acquisition each represents and warrants to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement, except that Lehman Brothers, Inc. acted as financial advisor to the Company and Sanders Morris Mundy & Co. has assisted the Three Cities Funds in connection with the purchases of Common Stock from the Funds. The Company will pay all fees of Lehman Brothers, Inc. (which will not exceed $900,000) and reimbursement of Lehman Brothers, Inc. for out-of-pocket expenses (which will not exceed $25,000) and the Three Cities Funds will pay all fees of Sanders Morris Mundy & Co. The Company and Acquisition each indemnifies the other of them against, and agrees to hold the other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the transactions which are the subject of this Agreement.

                                   ARTICLE 9

                                OTHER AGREEMENTS

     9.1 Indemnification for Prior Acts. (a) The Surviving Corporation will honor, and will not amend or modify for a period of not less than six years after the date of this Agreement, any and all obligations of the Company and its subsidiaries to indemnify present and former directors, officers or employees of the Company or its subsidiaries (each an "Indemnified Party") with respect to matters which occur on or prior to the Effective Time, whether provided in the certificate of incorporation or by-laws of the Company or any of its subsidiaries, in any of the agreements listed on Exhibit 9.1-A(1) or under the DGCL. The Surviving Corporation will, maintain in effect for not less than six years after Effective Time with respect to occurrences prior to the Effective Time the Company's policies of directors and officers' liability insurance which are in effect on the date of this Agreement and are listed on Exhibit 9.1-A(2) (notwithstanding any provisions of those policies that they will terminate as a result of Merger) to the extent that such insurance (or substantially similar insurance) is available.

          (b) Without limiting the foregoing, in the event any indemnified claim ("Claim") is brought against any Indemnified Party after the Effective Time, (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel, or other independent legal counsel satisfactory to them and to the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties as described below promptly as statements therefor are received and (iii) the Surviving Corporation will use its best efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification with regard to a Claim, upon learning of the Claim, shall notify the Surviving Corporation of the Claim (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have, except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event, such additional counsel as may be required may be retained by the Indemnified Parties. The Company will pay the fees and expenses of the one law firm (plus local counsel) and, if there is a conflict as described in the preceding sentence, fees and expenses of one additional law firm (plus local counsel). Under no circumstances will the Company be required to pay the fees and expenses of more than two law firms (plus local counsel) with regard to any Claim or group of related Claims.

          (c) The provisions of this Paragraph 9.1 are intended to be for the benefit of, and will be enforceable by, the respective directors, officers and employees of the Company or its subsidiaries to which it relates and their heirs and representatives and will be binding upon the Surviving Corporation.

     9.2 Agreement Not To Merge Under Certain Conditions. If Acquisition purchases all the shares which are property tendered in response to the Tender Offer and not withdrawn, and after that purchase, the number of shares of Common Stock which are owned by Acquisition, the Three Cities Funds and any other stockholders of Acquisition, totals less than 85% of the Common Stock which is outstanding at the Expiration Time, neither Acquisition nor either of the Three Cities Funds will engage in a business combination (as that term is defined in Section 203 of the DGCL) with the Company for a period of three years following the Expiration Time, unless the business combination has been approved by the Company's Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding Common Stock which is not owned by Acquisition or an affiliate of Acquisition (as the term "affiliate" is defined in Section 203 of the DGCL, but excluding from the definition of "affiliate" any person which is an affiliate of Acquisition solely because that person owns shares of the Company).

     9.3 Agreement Regarding Directors. Until Acquisition purchases all the shares of Common Stock which are properly tendered in response to the Tender Offer and not withdrawn or this Agreement terminates, neither of the Three Cities Funds nor Acquisition will vote any Common Stock or take any other action to cause (i) anyone other than J. William Uhrig and Wm. Robert Wright III (or replacements for them designated by Acquisition) to be elected to the Board (except by voting at an annual meeting of stockholders in favor of the Board's nominees for election to the Board), (ii) the number of directors constituting the entire Board to be increased or decreased, or (iii) any director to be removed from the Board other than for cause.

     9.4 Agreement to Vote or Sell Shares. If the Company terminates this Agreement under subparagraph (e) or (f) of paragraph 7.1 because of a Superior Proposal, and the Company has complied with all the requirements of the applicable one of those subparagraphs (including the requirements regarding payments to Acquisition), at the request of the Board, (a) if the Superior Proposal requires a vote of the holders of the Common Stock, Acquisition will, and will cause the Three Cities Funds to, vote all the Common Stock they own or have the power to vote (including the Common Stock the Three Cities Funds purchase from the Funds, to the extent Acquisition or the Three Cities Funds still own that Common Stock) in favor of the Superior Proposal or (b) if the Superior Proposal is a tender offer, Acquisition will, and will cause the Three Cities Funds to, tender in response to the tender offer all the Common Stock they own when the tender offer expires (including all the Common Stock the Three Cities Funds purchased from the Funds which they still own when the tender offer expires).

     9.5 Control of Stockholder Suits. At least until the Expiration Date, the Company, under the direction of the Board, will control any and all negotiations and decisions with respect to the Stockholder Suits, and Acquisition will not, and will cause the Three Cities Funds not to, communicate about the Stockholder Suits with counsel for the plaintiffs in the Stockholder Suits, the Company's insurance carriers or their counsel, or any other party involved in the Stockholder Suits, without the express prior consent of the Company or its counsel.



                                   ARTICLE 10

                                     GENERAL

     10.1 Expenses. The Company and Acquisition will each pay its own expenses in connection with the transactions which are the subject of this Agreement, including legal fees.

     10.2 Access to Properties, Books and Records. From the date of this Agreement until the Effective Time, the Company will, and will cause each of its subsidiaries to, give representatives of Acquisition full access during normal business hours to all of their respective properties, books and records. Acquisition will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its subsidiaries in confidence, except to the extent that information
(i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to Acquisition from a third party which, insofar as Acquisition is aware, is not under an obligation to the Company, or to a subsidiary of the Company, to keep the information confidential, (iii) was known to Acquisition or its affiliates (which includes the Three Cities Funds and Three Cities Research, Inc.) before it was made available to Acquisition or its representative by the Company or a subsidiary, or (iv) otherwise is independently developed by Acquisition or its affiliates. If this Agreement is terminated prior to the Effective Time, Acquisition will, at the request of the Company, deliver to the Company all documents and other material obtained by Acquisition from the Company or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by Acquisition.

     10.3 Press Releases. The Company and Acquisition will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement, except that nothing in this Paragraph will prevent either party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation or trading system on which securities of that party or an affiliate are listed, quoted or traded.

     10.4 Entire Agreement. This Agreement and the documents to be delivered in accordance with this Agreement contain the entire agreement between the Company and Acquisition relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Company and Acquisition are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

     10.5 Effect of Disclosures. Any information disclosed by a party in any representation or warranty contained in this Agreement (including exhibits to this Agreement) will be treated as having been disclosed in connection with each representation and warranty made by that party in this Agreement.

     10.6 Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

     10.7 Prohibition Against Assignment. Neither this Agreement nor any right of any party under it may be assigned, except that Acquisition may assign its rights under this Agreement to a corporation or other entity a majority of the equity of which is owned by the Three Cities Funds.

     10.8 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), on the business day after the day on which it is sent by a major nationwide overnight delivery service, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

        If to Acquisition:

               TCF Acquisition Corporation
               c/o Three Cities Research, Inc.
               650 Madison Avenue
               New York, New York
               Attention:           J. William Uhrig
               Facsimile:           212-980-1142

        with a copy to:

               David W. Bernstein
               Rogers & Wells LLP
               200 Park Avenue
               New York, New York  10166
               Facsimile:           212-878-8375

        If to the Company.:

               COHR Inc.
               2540 Plummer Street
               Chatsworth, CA 91311
               Attention:  President
               Facsimile:  818-717-8426

        with a copy to:

               Robert B. Knauss
               Munger Tolles & Olson LLP
               355 South Grand Avenue
               Los Angeles, CA  90071
               Facsimile No.:213-687-3702

     10.9 Governing Law. This Agreement will be governed by, and construed under, the substantive laws of the State of Delaware.

     10.10 Amendments. This Agreement may be amended only by a document in writing signed by both the Company and Acquisition.

     10.11 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

               IN WITNESS WHEREOF, the Company and Acquisition have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.


                                       COHR INC.

                                       By:
                                          --------------------------------------
                                       Title:


                                       TCF ACQUISITION CORPORATION


                                       By:
                                          --------------------------------------
                                       Title: President

ARTICLE 1 THE TENDER OFFER......................................................1

        1.1   The Tender Offer..................................................1

        1.2   Company Action....................................................4

ARTICLE 2 THE MERGER............................................................6

        2.1   Agreement to Effect Merger........................................6

        2.2   The Merger........................................................6

        2.3   Certificate of Incorporation......................................7

        2.4   By-Laws...........................................................7

        2.5   Directors.........................................................7

        2.6   Officers..........................................................7

        2.7   Stock of the Company..............................................7

        2.8   Stock of Acquisition..............................................8

        2.9   Stockholders Meeting..............................................8

        2.10  Voting by Acquisition.............................................9

        2.11  Dissenting Shares.................................................9

        2.12  Payment for Shares...............................................10

        2.13  Options and Warrants.............................................12

ARTICLE 3 EFFECTIVE TIME OF MERGER.............................................12

        3.1   Date of the Merger...............................................12

        3.2   Execution of Certificate of Merger...............................12

        3.3   Effective Time of the Merger.....................................13

ARTICLE 4 REPRESENTATIONS AND WARRANTIES.......................................13

        4.1   Representations and Warranties of Acquisition....................13

        4.2   Representations and Warranties of the Company....................16

        4.3   Termination of Representations and Warranties....................23

ARTICLE 5 ACTIONS PRIOR TO THE MERGER..........................................23

        5.1   Activities Until Effective Time..................................23

        5.2   HSR Act Filings..................................................25

        5.3   Proxy Statements and Stockholders' Meetings......................25

        5.4   No Solicitation of Offers; Notice of Proposals from Others.......26

        5.5   Acquisition's Efforts to Fulfill Conditions......................27

        5.6   Company's Efforts to Fulfill Conditions..........................27

ARTICLE 6 CONDITIONS PRECEDENT TO MERGER.......................................27

        6.1   Conditions to the Company's Obligations..........................27

        6.2   Conditions to Acquisition's Obligations..........................28

ARTICLE 7 TERMINATION..........................................................29

        7.1   Right to Terminate...............................................29

        7.2   Manner of Terminating Agreement..................................33

        7.3   Effect of Termination............................................33

ARTICLE 8 ABSENCE OF BROKERS...................................................33

        8.1   Representations and Warranties Regarding Brokers and Others......33

ARTICLE 9 OTHER AGREEMENTS.....................................................34

        9.1   Indemnification for Prior Acts...................................34

        9.2   Agreement Not To Merge Under Certain Conditions..................35

        9.3   Agreement Regarding Directors....................................36

        9.4   Agreement to Vote or Sell Shares.................................36

        9.5   Control of Stockholder Suits.....................................37

ARTICLE 10 GENERAL.............................................................37

        10.1  Expenses.........................................................37

        10.2  Access to Properties, Books and Records..........................37

        10.3  Press Releases...................................................38

        10.4  Entire Agreement.................................................38

        10.5  Effect of Disclosures............................................38

        10.6  Captions.........................................................38

        10.7  Prohibition Against Assignment...................................39

        10.8  Notices and Other Communications.................................39

        10.9  Governing Law....................................................41

        10.10 Amendments.......................................................41

        10.11 Counterparts.....................................................41

                                  Exhibit 1.1-E

        Acquisition will not be required to accept for payment or pay for any Common Stock tendered in response to the Tender Offer if:

        (a) Any statute, rule, regulation, order or injunction has been enacted, promulgated, entered or enforced by any national or state government or governmental authority or by any United States court of competent jurisdiction, that would make the acquisition of the tendered Common Stock by Acquisition illegal or otherwise prohibit consummation of the Tender Offer or the Merger; or

        (b) There has been (i) a general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the Nasdaq National Market System which continued for at least three business days, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) which continued for at least three business days, (iii) the commencement of a war or armed hostilities or any other international or national calamity directly or indirectly involving the United States, which has a significant adverse effect on the functioning of financial markets in the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority or agency on the extension of credit by banks or other financial institutions which would have a material adverse effect on Acquisition's ability to purchase and pay for all the Common Stock which is tendered in response to the Tender Offers and to carry out the Merger on the terms contemplated by the Agreement or (v) there is a material acceleration or worsening of any of the conditions described in clauses (i) through (iv) which exists at the date of the commencement of the Tender Offer.

        (c) Any of the representations or warranties of the Company in the Agreement is not true and correct as of the date of the Agreement, except failures to be true and correct which would not, in the aggregate, have a Material Adverse Effect upon the Company or adversely affect Acquisition's legal ownership of the tendered Common Stock, Acquisition's legal ability to consummate the Merger as contemplated by the Agreement, or the ownership of the Surviving Corporation after the Merger by the persons which own the stock of Acquisition immediately before the Merger;

        (d) Without limiting the condition in subparagraph (c), Acquisition learns that the 1998 10-K or the September 10-Q contained a false or misleading statement with respect to a material fact or omitted to state a material fact required to be stated therein or which may be necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than with regard to matters which are the subject of the Stockholder Suits);

        (e) The Company has not performed all the obligations it is required to have performed under the Agreement by the Expiration Date, except failures which
(i) would, in the aggregate, not materially impair or delay the ability of Acquisition to consummate the purchase of the Common Stock which is tendered in response to the Tender Offer or the ability of Acquisition and the Company to effect the Merger, (ii) have been caused by or result from a breach of the Agreement by Acquisition; or (iii) do not, and are not reasonably expected to, have a Material Adverse Effect on the Company.

        (f) The Agreement has been terminated in accordance with its terms; or

        (g) The Board withdraws or modifies in a manner adverse to Acquisition the Board's approval or recommendation of the Tender Offer or the Merger.

        The conditions set forth above are for the sole benefit of Acquisition, and may be waived by Acquisition, in whole or in part. Any delay by Acquisition in exercising the right to terminate the Tender Offer because any of the conditions are not fulfilled will not be deemed a waiver of its right to do so.